EXHIBIT 14

ALICO, INC.
CODE OF ETHICS AND WHISTLEBLOWER POLICY
ALICO, INC.
CODE OF BUSINESS CONDUCT AND ETHICS

Preamble

Our Company has always insisted that our employees, officers and directors maintain the highest level of integrity in their dealings with each other and with the public on behalf of the Company. This Code of Ethics (this "Code") is intended to document some of the specific principles of conduct and ethics which will be followed by our directors, officers and employees in the performance of their responsibilities with respect to the Company's business.

Its purpose is to:

Promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

Promote full, fair, accurate, timely and understandable disclosure to the public including our periodic reports required to be filed with the
Securities Exchange Commission;

Promote compliance with applicable governmental rules and regulations;

Provide guidance to directors, officers and employees to help them recognize and deal with ethical issues;

Provide a mechanism to report unethical conduct;

Help foster a culture of honesty and accountability.

Our directors have committed that they will comply at all times with the principles set forth in this Code and they expect each of our Officers and employees to do likewise. A violation is grounds for disciplinary action up to and including discharge and possible legal prosecution.

Article I.    Ethical Conduct

Each director, officer and employee of the Company will at all times deal fairly with our customers, suppliers, partners, stockholders and employees, and will conduct business activities and operations in an ethical manner and in compliance with all applicable laws, rules, regulations, Company policies and the standards set forth in this Code.

Each director, officer and employee must:

Avoid all conflicts of interest between his or her personal and professional relationships; provided, however, that if the best interests of the Company dictate that the Company engage in a business situation which places or appears to place a director, officer or employee in a conflict of interest situation such conflict or potential conflict must be immediately and fully disclosed to the Company's Board of Directors prior to any commitment by the Company with respect thereto and the conflict should be dealt with in accordance with our Board's procedures for handling disclosed potential conflicts as set forth in Article III below;

provide, or cause to be provided, full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Company;

comply, and take reasonable actions to encourage others within the Company to comply, with applicable governmental laws, rules and regulations;

promptly report violations of this Code as required and specified in the Reporting Procedures developed by our Audit Committee a copy of which is attached hereto as Exhibit A.; and

promote accountability for adherence to this Code.

Our Company records must at all times be prepared accurately and maintained properly, in accordance with our records management policies and all applicable laws, rules and regulations. No false, artificial or deceptive entries may be made in the Company's records for any reason. The simple rule of thumb is that the Company's books must accurately reflect the transactions they record. In addition, it is important to remember that the Company records belong to the Company. Therefore, the Company records should not be removed from the Company property except for a legitimate business reason, and any documents so removed should be returned to the Company's property as soon as practical. Accounting procedures and controls are prescribed by Company policies. Within these policies, the senior officers of our Company have the primary responsibility for establishing and monitoring adequate systems of internal accounting and controls in accordance with sound accounting principles, and all employees must adhere to these controls. The Company's auditors will be asked from time to time to monitor and report upon these internal controls. Our employees are required to cooperate completely and forthrightly with the Company's internal and independent auditors.
No employee, officer or director may engage in, allow or conceal any financial or bookkeeping irregularity.

Article II.    Compliance with Laws, Rules and Regulations

Our employees must comply, at all times and in all material respects, with all applicable laws, rules and regulations.

Our directors, officers and employees who are in possession of material, non-public information must refrain from (i) buying or selling securities, either personally or on behalf of others on the basis of such information, (ii) using such information for personal gain or (iii) disclosing such information to anyone outside the Company who does not require such information for business purposes in the performance of their services to the Company and agrees to abide by our non use and non selective disclosure policies. Material, non-public information is factual information that a reasonable investor would want to know before making an investment decision to buy or sell our securities, which has not been disclosed to the public.

Article III.    Disclosure of Conflicts of Interest and Board Procedures for Resolution of the same.

Directors, officers and employees have a primary business responsibility to the Company and must take all reasonable actions necessary to avoid conflicts of interest or the appearance of conflicts of interest. A conflict of interest occurs when an individual's private interest is detrimental to the interests of the Company as a whole. Examples of situations involving a conflict of interest include but are not limited to:

(i) conducting business with a firm owned, partially owned or controlled by a director, officer, or employee or a relative of such person;

(ii) owning a financial interest in Alico's vendors, customers, or competitors (ownership of less than 1% of the stock of a publicly traded company that competes or does business with our Company is permissible);

(iii) performing work, with or without compensation, for a competitor, governmental or regulatory entity, customer or supplier of our
Company, or doing any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties;

(iv) using Company property, materials, supplies funds or other resources for personal purposes. These situations and others like them, where loyalties to our Company could be compromised, must be avoided. If you believe that you are involved in a potential conflict of interest, you must discuss it with your supervisor and report it to our chief legal officer.

The chief legal officer shall file a report with our Board of Directors of any reported conflicts or potential conflicts which shall include a statement as to the resolution if any of such conflict. Conflicts which are unresolved or which otherwise need to be considered by our Board should be placed upon the agenda for the next Board meeting. If the potential conflict involves a member of our Board of Directors, such member shall abstain from participating in the resolution of such conflict by the Board or any special committee to which the Board may refer such matter. Disclosed conflicts of interest or potential conflicts of interest will not be considered to violate our conflicts policy if and only if our Board less any member who may have a conflict of interest with regard to the matter under consideration or a special independent committee of our board to whom review of such conflict has been referred, has determined that the activity which gives rise to the disclosed conflict of interest or potential conflict of interest is none-the-less in the best interest of the Company and is fair to the Company and its stockholders.

Article IV.    Corporate Opportunities

No director, officer or employee shall:

(i) take for himself or herself personally any opportunity of which he or she becomes aware through the use of Company property, information or position when such opportunity could be of benefit or interest to the
Company;

(ii) make it possible for others to take any opportunity of which he or she becomes aware through the use of Company property, information or position when such opportunity could be of benefit or interest to the
Company, unless the Company has expressly decided not to attempt to take such opportunity;

(iii) use Company property, information or position for personal gain; or

(iv) compete with the Company in any way.

Article V.    Confidentiality

Directors, officers and employees must maintain inviolable confidentiality of all information entrusted to them by the Company, unless disclosure is authorized by the Company or legally required. Confidential information includes all information relating to the Company that may be of use to the Company's competitors that is not otherwise public information or information that has been entrusted to the Company by its customers, vendors or others that have a relationship with the Company. Directors, officers and employees shall comply with all confidentiality policies adopted by the Company from time to time, and with confidentiality provisions contained in agreements to which they or the Company is a party.

Article VI.    Company Assets

Directors, officers and employees shall take reasonable steps to protect the Company's assets and ensure their efficient use, and directors, officers and employees shall use the Company's assets only for the Company's legitimate business purposes.

Article VII.    Reporting Violations

The Audit Committee of our Board of Directors has established many options for any director, officer and employee seeking compliance advice or reporting misconduct or violations of this Code of Ethics. You can contact your supervisor; our chief legal officer; the chairman of our Audit Committee, Larry Carter, 402-493-0895; our outside legal counsel, David C. Shobe, Esq., Fowler White Boggs Banker P.A., 501 East Kennedy Blvd., Suite 1700, Tampa, Florida 33602; or you can place a report to our specially designated Compliance Reporting Post Office Box 339, LaBelle, Florida, on an
identified or anonymous basis or call our Compliance Hotline at 877-778-5463 which is staffed by independent third parties. The procedures for handling compliance reports and questions as adopted by the Audit Committee from time to time are attached to this Code as Exhibit A.

Anyone who seeks advice, raises a concern or reports misconduct or a violation of this Code is following the requirements of this Code and the desires of our Board of Directors. We encourage such action. Call our Compliance Hotline if you have reason to believe there is a problem. Retaliation against anyone who makes a good faith report of misconduct is illegal and will not be tolerated.We will take appropriate disciplinary action, including severance from the Company, against any individuals engaging in improper retaliatory conduct.

Article VIII.    Amendment to, or Waiver of, this Code

Any amendment to, or waiver of, any provision of this Code with regard to any director, officer or employee must be approved by the Board. In the event that members of the Board will be personally affected by a waiver of this Code, such waiver shall be approved by a committee consisting entirely of members of the Board who will not be personally affected by such waiver.

No amendment to, or waiver of, this Code will be effective until the waiver has been reported to the person responsible for the preparation and filing of the Company's current reports on Form 8-K, in sufficient detail to enable such person to accurately disclose such amendment or waiver in the current report on Form 8-K if necessary. The Company shall promptly disclose on Form 8-K, by means of filing such form with the SEC, any amendment to, or waiver of, this Code that applies to the Company's directors or executive officers.

THE INFORMATION PROVIDED AND PROCEDURES SET FORTH IN THIS PUBLICATION DO NOT CONFER CONTRACTUAL RIGHTS OF ANY KIND UPON ANY EMPLOYEE OR THIRD PARTY OR CREATE CONTRACTUAL OBLIGATIONS OF ANY KIND FOR ALICO, INC.

Exhibit A

Whistleblower Policy

Procedures for the Submission of Complaints or Concerns Regarding Financial Statement or other Disclosures, Accounting, Internal Accounting or Disclosure Controls, Auditing Matters or Violations of the Alico, Inc., Code of Business Ethics and Conduct Section 301 of the Sarbanes-Oxley Act requires the Audit Committee of the Board of Directors of Alico, Inc. (the "Company") to establish procedures for:

(a) the receipt, retention, and treatment of complaints received by the
Company regarding accounting, internal accounting controls, or auditing matters; and

(b) the submission by employees of the Company and others, on a confidential and anonymous basis, of good faith concerns regarding questionable accounting or auditing matters.

In accordance with Section 301, the Audit Committee has adopted the following procedures:

1. The Company shall promptly forward to the Audit Committee any complaints that it has received regarding financial statement disclosures, accounting, internal accounting or disclosure controls or auditing matters, disclosure violations or violations of our Code of
Business Conduct and Ethics.

2. Any employee of the Company may submit, on a confidential, anonymous basis if the employee so desires, any good faith concerns regarding financial statement or other disclosure, accounting, internal accounting or disclosure controls, auditing matters or violations of the Company's Code of Business Conduct and Ethics. All such concerns shall be set forth in writing and forwarded in a sealed envelope to the chairman of the Audit Committee, in care of the Company's Chief
Legal Officer, L. Craig Simmons, in an envelope labeled with a legend such as: "To be opened by the Audit Committee only. Being submitted pursuant to the "whistleblower policy" adopted by the Audit
Committee." If an employee would like to discuss any matter with the
Audit Committee, the employee should indicate this in the submission and include a telephone number at which he or she might be contacted if the Audit Committee deems it appropriate. Any such envelopes received by the Company's Chief Legal Officer shall be forwarded promptly and unopened to the chairman of the Audit Committee. If the employee would prefer an alternative method of contact, the employee may contact our "Employee Whistleblower Hotline" using the contact information set forth below or may mail a complaint as indicated above to our Employer Whistleblower post office box using the address listed below.

3. Following the receipt of any complaints submitted hereunder, the Audit
Committee will investigate each matter so reported and take corrective and disciplinary actions, if appropriate, which may include, alone or in combination, a warning or letter of reprimand, demotion, loss of merit increase, bonus or stock options, suspension without pay or termination of employment.

4. The Audit Committee may enlist committee members, employees of the
Company and/or outside legal, accounting or other advisors, as appropriate, to conduct any investigation of complaints regarding financial statement disclosures, disclosure concerns or violations, accounting, internal accounting controls, auditing matters or violations of the Company's Code of Business Conduct and Ethics. In
conducting any investigation, the Audit Committee shall use reasonable efforts to protect the confidentiality and anonymity of the
complainant.

5. The Company does not permit retaliation of any kind against employees for complaints submitted hereunder that are made in good faith.
Additionally, no employee shall be adversely affected because the employee refuses to carry out a directive which, in fact, constitutes corporate fraud, or is a violation of state or federal law or the
Company's Code of Business Conduct and Ethics.

6. The Audit Committee shall retain as a part of the records of the Audit
Committee any such complaints or concerns for a period of no less than seven (7) years.

7. Problems or concerns related to financial statement or other disclosures, accounting, internal or disclosure controls, auditing matters or questions, disclosure violations or violations of the
Company's Code of Business Conduct and Ethics which an employee wishes to discuss or report on a non-confidential or non-anonymous basis should be reported immediately to the company's Chief Legal Officer using the contact information specified below or if the employee is uncomfortable reporting to such person, the Company's outside legal counsel using the contact information specified below.

The Chief Legal Officer or outside counsel, as the case may be, shall keep a written record of all such reports or inquiries and make monthly reports of the same to the Chairman of the Audit Committee in any month in which an inquiry or complaint is received by them. If the contact is in the nature of an alleged violation of the Company's Code of Conduct and Ethics or an impropriety with regard to the Company's financial statements or other disclosures, accounting, internal or disclosure controls, or auditing matters, the allegation shall immediately be relayed by the Chief Legal Officer or the
Company's outside legal counsel to the Chairman of the Audit Committee, who shall immediately notify the complainant that the complaint has been received and begin the procedures outlined above.

Contact Information

Chief Legal Officer
L Craig Simmons
Alico, Inc.
P O Box 338
LaBelle, FL 33975
Phone 863-675-2966

Audit Committee Chairman
Larry Carter
604 North 163rd Street
Omaha, Nebraska 68118
Phone 402-493-0895

Outside Legal Counsel
David C. Shobe, Esq.
Fowler White Boggs Banker P.A.
501 East Kennedy Blvd.
Suite 1700
Tampa, FL 33602
Phone 813-222-1123

Whistleblower Hotline
877-778-5463

Whistleblower Post Office Box
P O Box 339
LaBelle, FL 33975